Exhibit 99.1

CONTACTS

Dan Schlanger, CFO

Ben Lowe, SVP & Treasurer

Crown Castle Inc.

713-570-3050

Crown Castle Announces

Proposed Offering of Senior Notes

April 24, 2023—HOUSTON, TEXAS—Crown Castle Inc. (NYSE: CCI) (“Crown Castle”) announced today that it is commencing a public offering of one or more series of senior notes, subject to market and other conditions. The notes will be issued by Crown Castle. Crown Castle intends to use the net proceeds from this offering (1) to repay outstanding indebtedness under its existing revolving credit facility and (2) to the extent of any remaining balance of net proceeds, to repay a portion of the outstanding indebtedness under its commercial paper program, and pay fees and expenses related to the foregoing.

Barclays Capital Inc., BofA Securities, Inc., Credit Agricole Securities (USA) Inc., Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc. and SG Americas Securities, LLC are the joint book-running managers of the offering.

The offering is being made pursuant to Crown Castle’s existing effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained by contacting any joint book-running manager using the information provided below. An electronic copy of the preliminary prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the proposed offering, including the use of proceeds therefrom. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the SEC. The term “including,” and any variation thereof, means “including, without limitation.”

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 85,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them.

JOINT BOOK-RUNNING MANAGERS CONTACT INFORMATION

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019 Toll Free: 1-888-603-5847	BofA Securities, Inc. One Bryant Park New York, New York 10036 Toll Free: 1-800-294-1322

Credit Agricole Securities (USA) Inc. 1301 Avenue of the Americas New York, New York 10019 Attention: Debt Capital Markets Toll Free: +1 866 807 6030	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036 Toll Free: 1-866-718-1649

Scotia Capital (USA) Inc. 250 Vesey Street New York, New York 10281 Toll Free: 1-800-372-3930	SG Americas Securities, LLC 245 Park Avenue New York, New York 10167 Toll Free: 1-855-881-2108